Exhibit 99.1

FOR IMMEDIATE RELEASE

INFORMATION HOLDINGS REPORTS RESULTS FOR

FIRST QUARTER ENDED MARCH 31, 2004

STAMFORD, CT, April 22, 2004 - Information Holdings Inc. (NYSE: IHI) today announced results for the quarter ended March 31, 2004.  Earnings per diluted common share (EPS) from continuing operations were $0.16 in the first quarter of 2004 compared to $0.04 in the first quarter of 2003.  Including discontinued operations, EPS was $0.15 in the first quarter of 2004, compared to $0.05 in the first quarter of 2003.

First Quarter Results

Revenues in the first quarter of 2004 increased 25.1% to $24.6 million from $19.7 million in the first quarter of 2003.  Revenues in the Company’s data segment (MicroPatent, Master Data Center and IDRAC) increased 12.6% to $15.6 million, based on continued strength in the Company’s patent information subscription products, patent and trademark management services and regulatory database subscriptions.  Software segment revenues increased 54.9% to $9.0 million due to revenues associated with CDC Solutions, which was acquired in December 2003, and significantly improved overall license sales.

Gross profit margin for the first quarter of 2004 was 73.5%, compared to 67.6% in the comparable prior year period.  The increase is due primarily to higher gross margins in the software segment, based on increased revenues, cost reduction initiatives and the integration of the Company’s Liquent and CDC Solutions units.  Income from operations increased $2.3 million, or 133%, to $4.0 million, compared to $1.7 million in the first quarter of 2003.  Income from operations in the data businesses increased 18% to $4.1 million, compared to $3.5 million in the prior year period, due primarily to improved profitability in the Company’s patent and regulatory information businesses.  Profit improvements reflect the operating leverage associated with increasing revenues in these units.  Income from operations in the Company’s software segment increased to $1.3 million, compared to a loss from operations of $0.3 million in the comparable prior year quarter.  Increased income from operations in this segment reflects the impact of increased revenue, cost containment initiatives and the integration of Liquent and CDC Solutions.

The Company evaluates performance of its segments based primarily on EBITDA (earnings before interest, taxes, depreciation and amortization).  The Company believes that EBITDA is the most useful measure of business unit earnings because it more closely approximates the cash generating ability of each business compared to income (loss) from operations.  Income (loss) from operations includes charges for depreciation and amortization, the majority of which relate to amortization of intangible assets.  The Company generally does not incur capital expenditures to replace intangible assets within existing operations.  A reconciliation of segment EBITDA to income from continuing operations before income taxes is presented after the attached financial statements.

Based primarily on the factors impacting revenue and income from operations discussed above, EBITDA approximated $7.4 million in the first quarter of 2004, compared to $3.9 million in the first quarter of 2003.  EBITDA in the first quarter of 2004 includes non-operating income of $0.3 million, while EBITDA in the first quarter of 2003 includes non-operating expense of $0.6 million relating to the early termination of a credit facility.  EBITDA in the first quarter of 2004 for the data segment approximated $6.8 million, an increase of 22% from the comparable prior year period.  EBITDA in the first quarter of 2004 for the software segment approximated $2.1 million, compared to $0.3 million in the prior year period.  Other EBITDA was a loss of $1.4 million in the first quarter of 2004, compared to a loss of $2.0 million in the first quarter of 2003, due primarily to a credit facility termination charge in the prior year period.

Commenting on the results, Mason Slaine, President & CEO said, "We are pleased with our first quarter operating results, which reflect continued strong growth in our data businesses and significantly improved results in our Liquent unit.  IHI is now a highly focused organization with a very strong market position.  We are hopeful that our results will continue to improve as the year progresses."

Information Holdings will broadcast its first quarter earnings conference call via the Internet on Friday, April 23, 2004 at 10:00 a.m. EDT.  The broadcast can be accessed through the Company’s web site www.informationholdings.com.

About Information Holdings Inc.

Information Holdings Inc. is a leading provider of information products and services to intellectual property and life science markets.  IHI’s data businesses, which include MicroPatent®, Master Data Center™ and IDRAC, provide a broad array of databases, information products and complementary services for intellectual property and regulatory professionals.  IHI’s Liquent unit is a leading provider of life science regulatory intelligence and publishing solutions.

The statements in this press release that are not historical facts are forward-looking statements.  Forward-looking statements are typically statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “will,” “expects,” “anticipates,” or similar expressions.  Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance.  These forward-looking statements involve risks and uncertainties that could render them materially different.  More information about factors that could potentially affect IHI’s financial results is included in IHI’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2003.  The forward-looking information in this release reflects management’s judgment only on the date of this press release.

(Financial Tables Follow)

For further information, contact:

Vincent A. Chippari

Information Holdings Inc.

203-961-9208

vchippari@informationholdings.com

Information Holdings Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
(in thousands, except per share data)	2004	2003

Revenues	$24,600	$19,657
Cost of sales	6,511	6,368
Gross profit	18,089	13,289

Operating expenses:
Selling, general and administrative	11,040	8,857
Depreciation and amortization	3,037	2,709
Total operating expenses	14,077	11,566

Income from operations	4,012	1,723

Other income (expense):
Interest income	841	188
Interest expense	(1)	(56)
Early termination of credit agreement	—	(575)
Other income, net	303	—

Income from continuing operations before income taxes	5,155	1,280
Provision for income taxes	1,819	397

Income from continuing operations	3,336	883
(Loss) income from discontinued operations, net of income taxes	(105)	211

Net income	$3,231	$1,094

Net income (loss) per basic and diluted common share:
Continuing operations	$0.16	$0.04
Discontinued operations	(0.01)	0.01
Net income	$0.15	$0.05

Information Holdings Inc.

Consolidated Balance Sheets

(in thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$52,959	$39,693
Short-term investments	7,027	12,271
Restricted cash	3,000	3,000
Accounts receivable, net	38,878	37,650
Prepaid expenses and other current assets	4,049	5,669
Income taxes receivable	—	11,899
Deferred income taxes	2,001	2,001
TOTAL CURRENT ASSETS	107,914	112,183

Investments	88,843	83,207
Property and equipment, net	4,100	4,281
Identified intangible assets, net	69,224	70,248
Goodwill	99,808	100,871
Other assets	4,546	3,880

Total assets	$374,435	$374,670

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$33,083	$32,073
Accrued expenses	12,651	18,124
Deferred revenue	26,930	25,753
Total current liabilities	72,664	75,950

Long-term deferred income taxes	16,114	16,307
Total liabilities	88,778	92,257

STOCKHOLDERS’ EQUITY:
Preferred stock	$—	$—
Common stock	219	219
Additional paid-in capital	248,208	247,964
Retained earnings	41,535	38,304
Treasury stock, at cost	(14,723)	(14,723)
Accumulated other comprehensive income	10,418	10,649
Total stockholders’ equity	285,657	282,413

Total liabilities and stockholders’ equity	$374,435	$374,670

Information Holdings Inc.

Reconciliation of Segment Income (Loss) from Continuing Operations Before Income Taxes to EBITDA

	Three Months Ended March 31,
(in thousands)	2004	2003

Data Segment
Income from continuing operations before income taxes	$4,533	$3,513
Amortization of capitalized software	1	5
Depreciation	732	669
Amortization of intangible assets	1,555	1,417
Interest income, net	(42)	(53)
EBITDA	6,779	5,551

Software Segment
Income (loss) from continuing operations before income taxes	1,274	(297)
Amortization of capitalized software	74	31
Depreciation	256	319
Amortization of intangible assets	488	284
Interest (income) expense, net	(5)	4
EBITDA	2,087	341

Other
Loss from continuing operations before income taxes	(652)	(1,936)
Depreciation	6	20
Interest income, net	(793)	(83)
EBITDA	(1,439)	(1,999)

Consolidated
Income from continuing operations before income taxes	5,155	1,280
Amortization of capitalized software	75	36
Depreciation	994	1,008
Amortization of intangible assets	2,043	1,701
Interest income, net	(840)	(132)
EBITDA	$7,427	$3,893